Subsidiaries of the Company
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EnFacet, Inc., a Texas corporation

Globalfare.com, Inc., a Nevada corporation

Government Internet Systems, Inc., a Nevada corporation

Now Solutions, Inc., a Delaware Corporation

Pointmail., Inc., a California corporation

Taladin, Inc., a Texas corporation

Vertical Internet Solutions, Inc., a California corporation